Exhibit 99.1

NEWS RELEASE

CONTACT:    James M. Gasior, President & CEO

      (330) 282-4111

Cortland Bancorp Earns $2.0 Million for 3Q18

CORTLAND, Ohio – October 24, 2018 — Cortland Bancorp (OTCQB: CLDB), the holding company for Cortland Savings and Banking Company, today reported net income of $2.0 million, or $0.46 per share, for the third quarter of 2018, compared to $2.1 million, or $0.49 per share for the third quarter of 2017. For the first nine months ended September 30, 2018, net income was $6.8 million, or $1.56 per share, compared to $4.3 million, or $0.98 per share for the nine months of 2017. Adjusted for nonrecurring income items, the return on average assets and return on average equity for the third quarter of 2018 were 1.17% and 12.62% compared to 0.79% and 8.23% for the same period in 2017 All results are unaudited.

Our focus on expansion in new markets and continued strong loan growth, combined with our operating efficiency and expense reduction measures are producing the desired results. The market expansion has translated into higher revenues, while the expense reduction has resulted in a substantially improved efficiency ratio.

Adjusted for nonrecurring income items, including gains on a life insurance contracts in each of the last two years, our third quarter earnings for the current year are up 58% from the same period last year and for the full nine months, earnings are up 53% over 2017.”

“With this continuing performance, the Board declared a dividend of $.11 per share. Year-to-date dividends are up 26% over 2017. With the intent of increasing shareholder value, the higher dividend level combined with opportunistic share repurchases allow the Company to provide increased returns to shareholders.”

Third Quarter 2018 Highlights (at, or for the period ended September 30, 2018);

•	The efficiency ratio was 64.26% for quarter and 65.24% year-to-date, versus 70.71% and 73.60% for the same periods last year, respectively.

•

Net interest income increased 15% to $5.8 million, compared to $5.1 million for the third quarter a year ago, and increased 2% from $5.7 million on a linked quarter basis. For the first nine months of 2018, net interest income was $17.1 million, compared to $15.0 million for the like period in 2017, a 14% increase.

•	Average total loans grew 16% to $474 million from $407 million for the third quarter a year ago.

•	Average total deposits grew 6% to $557 million from the comparable quarter a year earlier.

•	Nonperforming assets were 1.52% of total assets versus .98% a year ago.

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 13.91% and tangible equity to tangible assets of 9.11%.

•	A quarterly cash dividend of $0.11 per share will be payable on December 3, 2018 to shareholders of record on November 12, 2018, providing a 1.8% current yield at recent market prices.

Operating Results

Net Interest Income

The 15% increase in net interest income over the third quarter of 2017 was the primarily the result of the 16% average loan growth over the same period. Additionally, the rate hikes initiated by the Federal Reserve, one each in December, March, June, and September has contributed to increase the yield on loans. Our loan yield of 5.03% for the third quarter improved by 4 basis points from the loan yield of 4.99% for the previous quarter and by 36 basis points as compared to the 4.67% loan yield for the same quarter last year.

Cortland Bancorp Earns $2.0 Million for 3Q18

October 24, 2018

While cost of deposits has also increased on a linked quarter and year over year basis, the cost of deposits of .65% for the third quarter are only 4 basis points higher than the .61% cost of deposit in the previous quarter and 15 basis points higher than the .50% cost of deposits for the third quarter of 2017.

Net interest margin was 3.73% compared to 3.61% for the third quarter a year ago and 3.74% for the second quarter of 2018. For the nine-month period, margin was 3.70% in 2018 versus 3.56% in 2017.

Non-interest Income

Non-interest income was enhanced in the third quarter 2017 by a $.9 million gain on a life insurance contract. A similar gain of $1.5 million occurred in the second quarter of 2018. All other categories of noninterest income were relatively consistent with results from a year ago. Mortgage originations were $10.3 million, generating gains on sale of mortgages of $272,000, versus $14.4 million in originations and $315,000 in gains in the third quarter of 2017. Much of the recent volume has been construction loans, the disbursements for which will occur in coming months.

Operating Expenses

Non-interest expense was $13.4 million compared to $14.0 million for year-to-date 2018 and 2017, respectively. “The cost cutting measures taken in 2017 are having a positive effect on 2018 results,” explained Gasior.

“The workforce realignment and elimination/reduction in a number of nonessential third-party service expenses, resulting from a comprehensive business review performed to increase operational efficiencies, improve financial performance and strengthen the Company’s value proposition, continues to produce the desired results” added Gasior. “Coupled with the mid-2017 branch consolidation and additional targeted expense reductions in 2018, the Company has made a meaningful improvement in its efficiency ratio.”

The efficiency ratio for the third quarter and year-to-date 2018 excluding the gain on life insurance was 64.26% and 65.24%, respectively, still a substantial improvement compared to 70.71% and 73.6% for the same period a year ago.

“The effective tax rate was 16.4% compared to 13.6% for the third quarter of 2017, reflecting the benefits of the Tax Act in 2018 and the tax-free treatment of the life insurance gain in 2017,” added David Lucido, Chief Financial Officer.

Balance Sheet and Asset Quality

Total assets were $681 million at September 30, 2018, compared to $632 million at September 30, 2017, and $663 million at June 30, 2018.

Total loans increased 17% September to September and 3% on a linked quarter basis. Much of the recent volume was in construction loans for which balances will increase over the next two quarters. The loan to deposit ratio has increased to just under 86% from 78% a year ago. “We had a very strong quarter of loan production in the fourth quarter of 2017 which served as a springboard for our performance throughout 2018,” commented Gasior.

The loan portfolio remains diversified and comprised of both retail and business relationships with commercial real estate loans accounting for 64.3%, of which 14.3% were owner-occupied by businesses. Commercial loans accounted for 15.2% while residential 1-4 loans accounted for 14.5%. “Our loan production remains solid, benefiting from the expansion into other Ohio markets,” added Gasior.

Cortland Bancorp Earns $2.0 Million for 3Q18

October 24, 2018

Total deposits grew by $34.7 million, or 7%, to $561.2 million at September 30, 2018, from $526.5 million at September 30, 2017. Deposits grew by $3.4 million on a linked quarter basis. Noninterest-bearing deposits accounted for 23.8% of total deposits; while certificates of deposits were 21.5% of the deposit mix. “The Kasasa free checking account program continues to be successful with more than 4,500 accounts now opened. Online account opening was launched allowing customers to open a Rewards Kasasa account on their computer or mobile device,” commented Gasior.

Nonperforming loans were $10.4 million, compared to $5.3 million a year earlier and $10.2 million, at June 30, 2018. Driving the higher balance this year was the restructuring of a $5.4 million relationship in the first quarter which triggered a $1.2 million charge-off relating to the interest rate concession granted. The Company enjoyed provision-free results in four of the past seven quarters due to significant loan recoveries. A provision for loan losses of $75,000 was recorded in both the current and prior quarter, versus $500,000 in the first quarter.

Performing restructured loans, that were not included in nonaccrual loans at the end of the third quarter of 2018, were $8.0 million, including the above referenced relationship, compared to $4.1 million a year ago and $8.1 million on a linked quarter basis.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended September 30, 2018, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well- capitalized Minimum
Tier 1 leverage ratio	10.69%	9.48%	5.00%
Tier 1 risk-based capital ratio	13.14%	11.65%	8.00%
Total risk-based capital ratio	13.91%	13.52%	10.00%

About Cortland Bancorp –

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, and Summit in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Earns $2.0 Million for 3Q18

October 24, 2018

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended					Nine Months Ended
	Sept. 30, 2018	Sept. 30, 2017	Var %	June 30, 2018	Var %	Sept. 30, 2018	Sept. 30, 2017	Var %
SUMMARY OF OPERATIONS
Interest income	$6,962	$5,862	19%	$6,727	3%	$20,260	$17,363	17%
Interest expense	(1,148)	(800)	44	(1,020)	13	(3,147)	(2,342)	34

Net interest income	5,814	5,062	15	5,707	2	17,113	15,021	14
Provision for loan losses	(75)	(100)	(25)	(75)	—	(650)	(100)	550

NII after loss provision	5,739	4,962	16	5,632	2	16,463	14,921	10
Investment security gains (losses)	—	(7)	(100)	(41)	(100)	(21)	24	(188)
Non-interest income	1,148	2,194	(48)	2,618	(56)	4,758	4,195	13
Non-interest expense	(4,529)	(4,665)	(3)	(4,585)	(1)	(13,440)	(13,998)	(4)

Income before tax	2,358	2,484	(5)	3,624	(35)	7,760	5,142	51
Federal income tax expense	386	337	15	322	20	949	813	17

Net income	$1,972	$2,147	(8)%	$3,302	(40)%	$6,811	$4,329	57%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,364	4,423	(1)%	4,364	—%	4,364	4,423	(1)%
Earnings per share, basic and diluted	$0.46	$0.49	(6)	$0.75	(39)	$1.56	$0.98	59
Dividends per share	0.16	0.08	100	0.11	45	0.38	0.31	23
Market value	24.40	19.25	27	24.31	—	24.40	19.25	27
Book value	14.22	13.96	2	14.17	—	14.22	13.96	2
Market value to book value	171.59%	137.89%	24	171.56%	—	171.59%	137.89%	24

BALANCE SHEET DATA
Assets	$681,304	$631,984	8%	$662,700	3%	$681,304	$631,984	8%
Investments securities	140,426	165,049	(15)	144,119	(3)	140,426	165,049	(15)
Total loans	481,914	411,417	17	466,448	3	481,914	411,417	17
Total deposits	561,206	526,484	7	557,823	1	561,206	526,484	7
Borrowings	46,155	33,620	37	33,764	37	46,155	33,620	37
Shareholders’ equity	62,045	61,734	1	61,824	—	62,045	61,734	1

AVERAGE BALANCE SHEET DATA
Average assets	$672,001	$631,727	6%	$661,302	2%	$669,811	$632,877	6%
Average total loans	474,113	407,371	16	458,334	3	467,132	407,395	15
Average total deposits	556,601	525,279	6	557,194	—	558,342	524,302	6
Average shareholders’ equity	62,524	60,690	3	60,677	3	61,293	59,207	4

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(18)	$(153)	(88)%	$136	(113)%	$(1,076)	$(191)	463%
Net (charge-offs) recoveries to average loans	(0.02)%	(0.15)%	(87)	0.12%	(117)	(0.31)%	(0.06)%	417
Non-performing loans as a % of loans	2.15	1.30	65	2.18	(1)	2.15	1.30	65
Non-performing assets as a % of assets	1.52	0.98	55	1.54	(1)	1.52	0.98	55
Allowance for loan losses as a % of total loans	0.86	1.16	(26)	0.88	(2)	0.86	1.16	(26)
Allowance for loan losses as a % of non-performing loans	40.05	89.66	(55)	40.19	—	40.05	89.66	(55)

FINANCIAL RATIOS\STATISTICS
Return on average equity	12.62%	14.15%	(11)%	21.77%	(42)%	14.82%	9.75%	52%
Return on average assets	1.17	1.36	(14)	2.00	(41)	1.36	0.91	49
Net interest margin	3.73	3.61	3	3.74	—	3.70	3.56	4
Efficiency ratio	64.26	70.71	(9)	66.81	(4)	65.24	73.60	(11)
Average number of employees (FTE)	158	161	(2)	159	(1)	158	161	(2)

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.69%	10.82%	(1)%	10.65%	—%	10.69%	10.82%	(1)%
Bank	9.48	9.49	—	9.43	1	9.48	9.49	—
Common equity tier 1 ratio
Company	12.23	12.82	(5)	12.56	(3)	12.23	12.82	(5)
Bank	11.65	12.15	(4)	11.97	(3)	11.65	12.15	(4)
Tier 1 risk-based capital ratio
Company	13.14	13.83	(5)	13.51	(3)	13.14	13.83	(5)
Bank	11.65	12.15	(4)	11.97	(3)	11.65	12.15	(4)
Total risk-based capital ratio
Company	13.91	14.81	(6)	14.30	(3)	13.91	14.81	(6)
Bank	13.52	14.35	(6)	13.92	(3)	13.52	14.35	(6)